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                                                                    Exhibit 23.1

The Board of Directors
Century Business Services, Inc.

We consent to incorporation by reference in the registration statements Nos. 333-35049 and 333-98382 on Forms S-8; Nos. 333-27825 and 333-15413 on Forms S-3;
Nos. 333-46687 and 333-40331 on Form S-3 as amended; and No. 333-40313 on Form S-4 as amended of Century Business Services, Inc. and Subsidiaries of our report dated May 22, 1998, with respect to the combined balance sheet of The Continuous Learning Group, Inc., Envision Development Group, Inc. and Multi Dimensional International, Inc. (the Companies) as of December 31, 1997, and the related combined statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Century Business Services, Inc. and Subsidiaries dated June 10, 1998.




/s/ KPMG Peat Marwick LLP


    June 10, 1998
    Cleveland, Ohio